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                                                                    EXHIBIT 11.1
                         SPECTRATEK TECHNOLOGIES, INC.
               STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE
                     AND OF PRO FORMA NET INCOME PER SHARE


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
                                                                                 NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                       ------------------------------------   -----------------------
                                          1994         1995         1996         1996         1997
                                       ----------   ----------   ----------   ----------   ----------
Net income...........................  $1,012,763   $1,374,428   $1,294,235   $1,007,311
Pro forma net income.................                                                      $2,109,269
Weighted average number of shares
  outstanding........................   3,000,000    3,000,000    3,015,000    3,000,000    3,029,934
Dilutive effect of stock options
  using the treasury stock method....      48,273       48,273       34,636       48,273       21,938
Effect of common stock issued in
  connection with the IPO to pay-off
  Stockholder Notes..................
                                       ----------   ----------   ----------   ----------   ----------
Number of shares used to compute net
  income and pro forma net income per
  share..............................   3,048,273    3,048,273    3,049,636    3,048,273
                                       ==========   ==========   ==========   ==========   ==========
Net income per share.................  $     0.33   $     0.45   $     0.42   $     0.33
                                       ==========   ==========   ==========   ==========
Pro forma net income per share.......
                                                                                           ==========
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